Exhibit 24.2

CERTIFIED RESOLUTIONS

Certified to be a true and correct copy of the resolutions adopted by the Board of Directors of PMA Capital Corporation at a meeting held on February 9, 2005, a quorum being present, and such resolutions are still in full force and effect as of this date of certification, not having been amended, modified or rescinded since the date of their adoption.

RESOLVED, that the Officers of the Company, and each of them, are hereby authorized to sign the Company's Annual Report on Form 10-K for the year ended December 31, 2004, and any amendments thereto, (the "Form 10-K") in the name and on behalf of the Company and as attorneys for each of its Directors and Officers.

RESOLVED, that each Officer and Director of the Company who may be required to execute (whether on behalf of the Company or as an Officer or Director thereof) the Form 10-K, is hereby authorized to execute and deliver a power of attorney appointing such person or persons named therein as true and lawful attorneys and agents to execute in the name, place and stead (in any such capacity) of any such Officer or Director the Form 10-K and to file any such power of attorney together with the Form 10-K with the Securities and Exchange Commission.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the seal of the Company, this 16th day of March, 2005.

/s/ Joseph W. La Barge
Joseph W. La Barge
Assistant Secretary

(SEAL)